UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 19, 2014

ACCESS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-9314	83-0221517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4848 Lemmon Avenue, Suite 517, Dallas, TX                                                                                                75219
       (Address of principal executive offices)                                                                                                (Zip Code)

(214) 905-5100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 19, 2014, Access Pharmaceuticals, Inc. ("Access" or “Company”), entered into an exclusive, global license agreement with Plasma Technologies LLC ("Licensor") for the development and commercialization of its proprietary plasma fractionation process. Under the terms of the licensing agreement, we will pay a license fee of $5 million in a combination of cash and common stock subject to the achievement of certain events, a regulatory approval milestone payment in common shares upon the first FDA regulatory approval of a drug derived from the Licensor fractionation process, and a tiered royalty on annual net sales of plasma fractions produced with the proprietary fractionation process.

Plasma biologics are bio-pharmaceutical proteins extracted, purified, and formulated from human blood plasma by the use of biological processing techniques including precipitation, diafiltration, affinity chromatography, and ion-exchange chromatography. Because plasma biologics are bio-identical, they are less likely than recombinant or transgenic proteins to cause toxic or other adverse reactions, or cause adverse immunological responses such as the stimulation of inhibitors in recipients.

Licensor was founded to develop superior high-yield technology to extract a wide range of therapeutically useful proteins from human blood plasma. We believe that Licensor’s proprietary fractionation process is expected to significantly enhance yields of key value blood proteins, including alpha-1 antitrypsin, expanding market opportunities, while greatly enhancing margins. We obtained rights to utilize and sub-license to other pharmaceutical firms, the recently patented improved methods for the extraction of therapeutic biologics from human plasma. We believe that Licensor’s lead product opportunity, alpha-1 antitrypsin (AAT), offers a low-risk, high revenue, short time-to-market respiratory product for treatment of inherited COPD (pulmonary emphysema), among other genetic AAT deficiencies. Additionally, the ability to extract several additional therapeutically useful and important proteins, due to the process being less destructive than historical fractionation processes, may enable us to seek new therapeutic applications and address high-value-added orphan indications.

The foregoing description of the license agreement is qualified in its entirety by reference to the available text of the license agreement, a redacted copy of which is filed in this Form 8-K.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Effective September 19, 2014, Jeffrey B. Davis resigned as President and Chief Executive Officer and Acting Chief Financial Officer of the Company. Mr. Davis will remain as a Director on the Board of Directors and has become a consultant to the Company.

(b) On September 22, 2014, the Company announced that Scott Schorer, 46, has been named by the Board of Directors as the Company's Chief Executive Officer effective as of September 19, 2014.

Mr. Schorer previously was Managing Director with Licensor. He has served over 18 years in a variety of senior management and board positions, including as CEO and President, and has experience in all aspects of operations including research and development, intellectual property, manufacturing, sales and marketing. Additionally, Mr. Schorer has extensive experience as advisor to operating companies, venture capital firms and private equity firms. Previously, he was President, Americas, of Systagenix Wound Management, was President & CEO of Innovative Spinal Technologies, and was Co-Founder, President & CEO of CentriMed. Mr. Schorer served with distinction in the US Army, 82nd Airborne, and holds a B.E and B.A. from Dartmouth College and Thayer School of Engineering.

(c) On September 22, 2014, the Company announced that Harrison Wehner, 49, has been appointed President and Chief Financial Officer effective as of September 19, 2014.

Mr. Wehner previously was Managing Director with Licensor. He has over 20 years experience in investment banking advising on equity and debt finance and mergers and acquisitions advisory assignments. Previously, Mr. Wehner held various senior banking roles at Canaccord Genuity, CitiGroup, and UBS where he worked on a variety of banking transactions in the healthcare sector, including advisory and transactional experience in the blood fractionation business. Mr. Wehner holds a BA from The College of William and Mary, and an MBA from the Ross School of Business at the University of Michigan.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

The Company hereby furnishes the following exhibits:

10.30	License Agreement, dated September 19, 2014, by and between us and Plasma Technologies, LLC.
10.31	Employment Letter Agreement dated September 19, 2014 between us and Scott Schorer.
10.32	Employment Letter Agreement dated September 19, 2014 between us and Harrison Wehner.
99.1	Press Release dated September 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Access Pharmaceuticals, Inc.
(Registrant)

By:   /s/ Harrison Wehner
        ------------------------------
Harrison Wehner
President and
Chief Financial Officer

Date:  September 24, 2014

EXHIBIT INDEX

Exhibit Number

10.30	License Agreement, dated September 19, 2014, by and between us and Plasma Technologies, LLC.
10.31	Employment Letter Agreement dated September 19, 2014 between us and Scott Schorer.
10.32	Employment Letter Agreement dated September 19, 2014 between us and Harrison Wehner.
99.1	Press Release dated September 22, 2014.